20 February 2017
News Release

Northern Trust to acquire Fund Services Units of UBS in Luxembourg and Switzerland

Zurich/London, 20 February 2017 – UBS Group AG (SIX: UBSG) and Northern Trust Corporation (Nasdaq: NTRS) announce that UBS AG has entered into an agreement for Northern Trust to acquire UBS Asset Management's fund administration servicing units in Luxembourg and Switzerland.

The acquisition will enable Northern Trust to expand its presence in Luxembourg and gain local fund administration capabilities in Switzerland, becoming a leading administrator by assets in the market. The transaction is expected to close in the second half of 2017, subject to applicable regulatory and fund board approvals and other customary closing conditions.

Upon completion of the transaction, Northern Trust will become the fund administration services provider for funds with approximately CHF420 billion (US$413bn) in assets1, including UBS Asset Management's traditional funds currently serviced by UBS Fund Management (Switzerland) AG or UBS Fund Services (Luxembourg) S.A.

UBS clients will continue to be supported by their current relationship management teams following the transaction and UBS Asset Management will continue to offer Management Company, White Labelling and Representative Services to its clients.

“This agreement represents a significant opportunity for Northern Trust and our clients as we broaden our scale, products and market reach across Europe,” Northern Trust Corporation Chairman and Chief Executive Officer Frederick H. Waddell said. “We look forward to expanding our service offering in Switzerland and further deepening our presence in Luxembourg.”

Ulrich Koerner, President UBS Asset Management, said: “We continue to drive the transformation of our platform to further increase efficiency and effectiveness. This move will enable us to further focus our efforts on helping clients address their global investment challenges, while ensuring their fund administration needs continue to be well served.

"We believe the transaction and ongoing collaboration with Northern Trust is a compelling proposition for our clients, who will benefit from the combined resources and capabilities of UBS Asset Management and Northern Trust, along with our mutual commitment to innovation and an industry-leading platform," he added.

Northern Trust has operated in Luxembourg since 2004, and the transaction will make Northern Trust a top 10 asset servicing provider in terms of assets under administration.

1 As of 31 December 2016

UBS Fund Management (Switzerland) AG, based in Basel, is the Swiss market leader in Management Company and White Labelling Services. Northern Trust will integrate the Swiss fund administration unit into its Global Fund Services business. The transaction will complement Northern Trust’s significant existing Swiss client base, which reflects more than 30 years of experience providing a range of investment management and asset servicing solutions to Swiss clients.

“The strong client franchise, together with the geographic footprint of the business in Luxembourg and Switzerland, make this an excellent strategic fit for our growing business in the region,” Toby Glaysher, head of Northern Trust Global Fund Services, International, said. “Like Northern Trust, UBS Asset Management is committed to excellence, innovation and superior client service. These shared values will enable us to continue to differentiate ourselves with our clients, strengthen our position as a leader in these markets and position us for long-term global growth.”

Goldman Sachs International served as financial advisor to Northern Trust on the transaction.

About Northern Trust
Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of wealth management, asset servicing, asset management and banking to corporations, institutions, affluent families and individuals. Founded in Chicago in 1889, Northern Trust has offices in the United States in 19 states and Washington, D.C., and 22 international locations in Canada, Europe, the Middle East and the Asia-Pacific region. As of December 31, 2016, Northern Trust had assets under custody of US$6.7 trillion, and assets under management of US$942 billion. For more than 125 years, Northern Trust has earned distinction as an industry leader for exceptional service, financial expertise, integrity and innovation. Visit www.northerntrust.com or follow us on Twitter @NorthernTrust.

©2017 Northern Trust Corporation, Head Office: 50 South La Salle Street, Chicago, Illinois 60603 U.S.A., incorporated with limited liability in the U.S. Global legal and regulatory information can be found at https://www.northerntrust.com/disclosures

About UBS
UBS provides financial advice and solutions to wealthy, institutional and corporate clients worldwide, as well as private clients in Switzerland. The operational structure of the Group is comprised of our Corporate Center and five business divisions: Wealth Management, Wealth Management Americas, Personal & Corporate Banking, Asset Management and the Investment Bank. UBS's strategy builds on the strengths of all of its businesses and focuses its efforts on areas in which it excels, while seeking to capitalize on the compelling growth prospects in the businesses and regions in which it operates, in order to generate attractive and sustainable returns for its shareholders. All of its businesses are capital-efficient and benefit from a strong competitive position in their targeted markets.

About UBS Asset Management
Asset Management is a large-scale asset manager with a presence in 22 countries. It offers investment capabilities and investment styles across all major traditional and alternative asset classes to institutions, wholesale intermediaries and wealth management clients around the world. It is a leading fund house in Europe, the largest mutual fund manager in Switzerland, the third-largest international asset manager in Asia, the second largest fund of hedge funds manager and one of the largest real estate investment managers in the world.

About UBS Asset Management’s traditional Fund Services Business
UBS Fund Management Services is the competence center for all Management Companies and White Labelling Solutions within UBS Asset Management focusing on Fiduciary and Governance and Substance Services via its market leading Management Companies in Luxembourg and Switzerland.

UBS Group AG and Northern Trust Corporation

Media contact
Switzerland:    +41-44-234 85 00
UK:    +44-207-567 47 14
Americas:    +1-212-882 58 57
APAC:    +852-297-1 82 00

Media contact Northern Trust
EMEA & APAC: Camilla Greene +44-207-982-2176 North America: John O’Connell + 1-312-444-2388

www.ubs.com

This release includes forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) concerning an agreement entered into by Northern Trust to acquire UBS Asset Management’s fund administration servicing business in Luxembourg and Switzerland, including certain statements related to future results and intentions, and expectations regarding the impact of such acquisition on Northern Trust and UBS. The statements are based on assumptions about many important factors, including the following, which could cause actual results to differ materially from those in the forward- looking statements: the ability of Northern Trust and UBS to obtain required regulatory and fund board approvals and satisfy closing conditions; applicable market and industry conditions; Northern Trust’s ability to integrate the acquired business successfully and realize the benefits of the acquisition; actions of regulatory bodies and other governmental authorities; changes in laws and regulations; and other risks identified in Northern Trust’s most recent filing on Form 10-K and other SEC filings, or UBS's most recent filings on Form 6-K or Form 20-F, all of which are available on Northern Trust's and UBS's websites. Northern Trust and UBS do not undertake to update their forward-looking statements.